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                  August 30, 2021

       Timothy T. Barry
       Chief Executive Officer
       Arras Minerals Corp.
       777 Dunsmuir Street, Suite 1610
       Vancouver, British Columbia V7Y 1K4
       Canada

                                                        Re: Arras Minerals
Corp.
                                                            Registration
Statement on Form 20-F
                                                            Filed July 2, 2021
                                                            File No. 000-56306

       Dear Mr. Barry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                  Sincerely,


                  Division of Corporation Finance

                  Office of Energy & Transportation
       cc:                                              Brian Boonstra